      As Filed with the Securities and Exchange Commission on July 19, 2002

================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933


                     INTERDIGITAL COMMUNICATIONS CORPORATION
               (Exact Name of Registrant as Specified in Charter)

               PENNSYLVANIA                                 23-1882087
      (State or Other Jurisdiction                        (I.R.S. Employer
          of Incorporation or                              Identification
            Organization)                                       Number)

                                781 Third Avenue
                    King of Prussia, Pennsylvania 19406-1409
                                 (610) 878-7800

               (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                     INTERDIGITAL COMMUNICATIONS CORPORATION

                          EMPLOYEE STOCK PURCHASE PLAN

                            (Full title of the plan)

           Lawrence F. Shay, Esq., Vice President and General Counsel
                     InterDigital Communications Corporation
                                781 Third Avenue
                    King of Prussia, Pennsylvania 19406-1409
                     (Name and address of agent for service)

                                 (610) 878-7800
          (Telephone number, including area code, of agent for service)

                                            CALCULATION OF REGISTRATION FEE

=====================================================================================================================
                                                 Proposed            Proposed
                                                 maximum             maximum
Title of shares to be       Amount to be         offering price per  aggregate offering     Amount of
registered                  registered (1)       share (2)           price (2)              registration fee
---------------------------------------------------------------------------------------------------------------------
Common Stock                   1,000,000         $8.54               $8,540,000             $785.68
($.01 par value)

=====================================================================================================================

(1) Pursuant to Rule 416(b), there shall also be deemed covered hereby such additional shares as may result from anti-dilution adjustments under the InterDigital Communications Corporation Employee Stock Purchase Plan (the "Plan") which may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2) Estimated solely for the purposes of calculating the registration fee in accordance with Rule 457(h)(1) and (c) under the Securities Act of 1933, as amended (the "Securities Act"), based on the average of the high and low prices reported for shares of Common Stock of the Registrant, as reported on the Nasdaq National Market on July 15, 2002.

                                EXPLANATORY NOTE

                  Pursuant to General Instruction E of Form S-8, this Registration Statement is being filed in order to register 1,000,000 additional shares of Common Stock, par value $.01 per share ("Common Stock") of InterDigital Communications Corporation (the "Company"), with respect to the currently effective Registration Statements on Form S-8 of the Company relating to a certain employee benefit plan of the Company.

                  The contents of the Registration Statement on Form S-8 as filed April 12, 1993, Registration No. 33-60964, as the same may be hereafter amended, are incorporated by reference into this Registration Statement.



                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference.

                  The following documents which have been filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated by reference into this Registration Statement:

                           (a) Our Annual Report on Form 10-K for the year ended
                  December 31, 2001;

                           (b) Our Quarterly Report on Form 10-Q for the quarter
                  ended March 31, 2002;

                           (c) Our Current Reports on Form 8-K filed with the
                  Commission on January 17, 2002, April 16, 2002, June 4, 2002 and July 12, 2002; and

                           (d) The description of the Common Stock contained in
                  the Company's Registration Statement on Form 8-A filed with the Commission on April 25, 2000, together with Amendment No. 1 on Form 8-A/A filed with the Commission on May 2, 2000, and including any amendments or reports filed for the purpose of updating such description in which there is described the terms, rights and provisions applicable to our Common Stock.

                  All documents filed by the Company or the Plan pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered pursuant to this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

                   INFORMATION REGARDING FINANCIAL STATEMENTS
                       INCORPORATED BY REFERENCE INTO THIS
                             REGISTRATION STATEMENT

                  Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security interest pursuant to such registration statement (unless it is proved to be that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant.

                  On April 16, 2002, we announced that we had made a determination to engage PricewaterhouseCoopers LLP ("PwC") to serve as the Company's independent public accountants and no longer engage Arthur Andersen LLP ("Arthur Andersen") in such capacity. Our consolidated balance sheets as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years ended December 31, 2001, have been audited by Arthur Andersen, as stated in their report dated February 14, 2002, included in our Form 10-K for the year ended December 31, 2001, which is incorporated by reference in this Registration Statement. Prior to the date of this Registration Statement, the Arthur Andersen engagement partner and engagement manager who reviewed our most recent audited financial statements resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the incorporation by reference into this Registration Statement of its audit reports with respect to our financial statements. Under these circumstances, Rule 437a under the Securities Act permits us to file this Registration Statement without a written consent from Arthur Andersen. Accordingly, Arthur Andersen will not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in this Registration Statement. In addition, the ability of Arthur Andersen to satisfy any claims (including claims arising from Arthur Andersen's provision of auditing and other services to us) may be limited as a practical matter due to recent events regarding Arthur Andersen.

Item 4.           Description of Securities.

                  The Common Stock, which is the class of securities offered pursuant to the Registration Statement, is registered under the Exchange Act.

Item 5.           Interests of Named Experts and Counsel.

                  The validity of the Common Stock registered hereunder has been passed upon for the Company by Lawrence F. Shay, Esq., 781 Third Avenue, King of Prussia, Pennsylvania 19406-1409. Mr. Shay is General Counsel, Vice President and Corporate Secretary of the Company, and Mr. Shay owns 1,421 shares of Common Stock and options to purchase 50,000 shares of Common Stock.

Item 6.           Indemnification of Directors and Officers.

                  Sections 1741-1750 of the Pennsylvania Business Corporation Law of 1988 (the "BCL") and the Company's By-Laws provide for indemnification of the Company's directors and officers and certain other persons. Under Sections 1741-1750 of the BCL, directors and officers of the Company may be indemnified by the Company against all expenses incurred in connection with actions (including, under certain circumstances, derivative actions) brought against such director or officer by reason of his or her status as a representative of the Company, or by reason of the fact that such director or officer serves or served as a representative of another entity at the Company's request, so long as the director or officer acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company. As permitted under the BCL, the Company's By-Laws provide that the Company shall indemnify directors and officers against all expenses incurred in connection with actions (including derivative actions) brought against such director or officer by reason of the fact that he or she is or was a director or officer of the Company, or by reason of the fact that such director or officer serves or served as an employee or agent of any entity at the Company's request, unless the act or failure to act on the part of the director or officer giving rise to the claim for indemnification is determined by a court in a final, binding adjudication to have constituted willful misconduct or recklessness.

Item 7.           Exemption from Registration Claimed.

                  Not applicable.

Item 8.           Exhibits.



         Exhibit No.          Description
         -----------          -----------
         4.1                  InterDigital Communications Corporation Employee
                              Stock Purchase Plan (as amended and restated,
                              effective June 4, 2002).
         5                    Opinion of Lawrence F. Shay, Esquire
         23.1                 Consent of Lawrence F. Shay, Esquire (included in
                              Exhibit 5 hereto)
         24                   Power of Attorney (see signature page at pg. 7)

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on July 19, 2002.

                                 INTERDIGITAL COMMUNICATIONS CORPORATION


                                 By: /s/ Howard E. Goldberg
                                     -------------------------------------------
                                     Howard E. Goldberg, Director, President and
                                     Chief Executive Officer (Principal
                                     Executive Officer)


                                 By: /s/ R. J. Fagan
                                     -------------------------------------------
                                     Richard J. Fagan, Executive Vice President
                                     and Chief Financial Officer (Principal
                                     Financial and Accounting Officer)

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Howard E. Goldberg and Lawrence
F. Shay, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date: July 19, 2002                  /s/ Harry G. Campagna
                                     ---------------------
                                     Harry G. Campagna, Chairman of the Board


Date: July 19, 2002                  /s/ Howard E. Goldberg
                                     ----------------------
                                     Howard E. Goldberg, Director, President and
                                     Chief Executive Officer


Date: July 19, 2002                  /s/ D. Ridgely Bolgiano
                                     -----------------------
                                     D. Ridgely Bolgiano, Director


Date: July 19, 2002                  /s/ Steven T. Clontz
                                     --------------------
                                     Steven T. Clontz, Director


Date: July 19, 2002                  /s/ Joseph S. Colson, Jr.
                                     -------------------------
                                     Joseph S. Colson, Jr., Director


Date: July 19, 2002                  /s/ R. S. Roath
                                     ---------------
                                     Robert S. Roath, Director

                                  EXHIBIT INDEX

Exhibit No.                    Description
-----------                    -----------

4.1 InterDigital Communications Corporation Employee Stock Purchase Plan (as amended and restated, effective June 4, 2002).

5                              Opinion of Lawrence F. Shay, Esquire

23.1                           Consent of Lawrence F. Shay, Esquire (included in
                               Exhibit 5)

24                             Power of Attorney (see signature page at pg. 7)